Exhibit 10.2

Supply and Licensing Agreement Between
Quatech, Inc. and
Socket Mobile, Inc.

This Agreement, effective as of September 30, 2009 ("Effective Date"), is made and entered into by and between QuaTech, Inc., ("QUATECH"), an Ohio Corporation with its principal place of business at 5675 Hudson Industrial Parkway, Hudson, Ohio 44236 and Socket Mobile, Inc. ("SOCKET"), a Delaware Corporation, having its principal place of business at 39700 Eureka Drive, Newark, California 94560, collectively hereafter referred to as the "Parties". QUATECH is a wholly owned subsidiary of DPAC Technologies Corp., a California Corporation, located at 5675 Hudson Industrial Parkway, Hudson, Ohio 44236.

WHEREAS SOCKET is selling to QUATECH the designs, engineering specifications and related documentation, software drivers and exclusive marketing rights for its serial products under an Asset Purchase Agreement dated September 30, 2009 ("Purchase Agreement");

WHEREAS the sale of the serial products to QUATECH includes the right for QUATECH to manufacture or have manufactured the serial products. In connection with this right, QUATECH and SOCKET have agreed for QUATECH to purchase SOCKET's HIS3 chip from SOCKET under this Agreement;

WHEREAS the serial products being sold to QUATECH include SOCKET'S Cordless Serial Adapter ("CSA"), QUATECH and SOCKET have agreed the purchase of the CSA only includes the design implementation currently being marketed and sold along with SOCKET's serial products and SOCKET shall license to QUATECH hereunder SOCKET'S firmware implemented within the CSA that provides Bluetooth functionality along with the CSA's Configuration Utilities.

NOW THEREFORE in consideration for the mutual covenants and obligations set forth herein, the parties hereby agree as follows:

1. TERM

The term of this Agreement shall commence on the Effective Date and shall terminate ten (10) years after such date, unless otherwise terminated or canceled by either party as provided herein. This Agreement shall automatically renew for additional one (1) year terms unless one of the Parties notifies the other in writing that it does not desire to renew the Agreement at least sixty (60) days prior to the expiration date.

2. PRODUCTS

HIS3 Chip The HIS3 chip is an interface chip owned and manufactured by SOCKET and used in SOCKET products including its serial products as more fully described in Appendix A. This Agreement enables QUATECH to purchase the HIS3 Chip from Socket for use in all QUATECH products (including but not limited to the CSA)("QUATECH Products").

Socket Bluetooth BlueLab Application Code and Configurator Utilities ("Software"). The Bluetooth BlueLab Application Code is the Bluetooth firmware that runs embedded within the CSA. The Configurator Utilities are used on a desktop or notebook computer to configure the BlueLab Application Code firmware when the CSA is plugged into a desktop or notebook. The Software is described in more detail in Appendix B. This Agreement licenses QUATECH to distribute this Software with the CSA purchased under the Purchase Agreement.

CSA Product. A limited quantity of the Cordless Serial Adapter product is available due to the end of life status of the BC02 Bluetooth chip designed into this product. SOCKET has manufactured and holds in its inventory approximately 1,700 CSA units. SOCKET agrees to hold these units for purchase by QUATECH, and QUATECH agrees to purchase these units no later than March 31, 2010 at SOCKET's cost of $35.24 per unit. In addition, SOCKET has in its inventory approximately 2,100 BC02 modules at a cost of $15.65 per unit which have been removed from SOCKET's price lists as an end of life product. These modules represent the likely last available supply that could be used to build additional CSA products. QUATECH agrees to advise SOCKET no later than November 30, 2009 whether QUATECH will commit to a) purchase some or all of these modules or b) instruct SOCKET to build additional CSA products with these modules that QUATECH will commit to purchase and which SOCKET agrees to build if so ordered by QUATECH.. After November 30, 2009 or upon being advised by QUATECH that some or all of the BCO2 modules are not needed, SOCKET has the right to dispose of any BC02 modules not needed by QUATECH.

3. SOFTWARE AND TEMPORARY LICENSE OF SOCKET MOBILE I/P

License and Distribution Rights. QUATECH is granted a worldwide perpetual royalty free license to use, display and distribute the Software and related technical and user documentation in object code format with the CSA product acquired under the Purchase Agreement. SOCKET shall supply QUATECH with master copies of the Software (including source code of the Configurator Utilities ) along with all technical and user documentation that describes the use of the Software. QUATECH is also granted a source code license for the Configurator Utilities and the right to create derivative works of this product and its documentation and to use, modify, display and distribute all such derivative works. QUATECH shall provide SOCKET with a source code copy and related documentation of all derivative works to enable SOCKET to provide second level support for the CSA.

Software Support and Warranty. The Software is supplied "as is". Bug fixes that correct conditions that keep the Software from operating in accordance with its specifications shall be made by Socket upon request at no charge to QUATECH. All other modifications if any requested by QUATECH shall be made by SOCKET at SOCKET'S discretion at a non-recurring engineering fee to be mutually agreed at the time of such request based on fees common to the industry for software development. SOCKET shall also provide QUATECH with second level technical support in answering technical questions regarding the Software.

Socket Mobile Intellectual Property (I/P). Socket Mobile I/P used by SOCKET on its serial products consists of the name 'Socket Mobile' and the logo 'Socket'. These marks have been used on labels, data sheets, manuals, product packaging and on driver software. Certain products being purchased by QUATECH may initially contain Socket Mobile I/P. It is the intent of the parties that QUATECH will update and remove Socket Mobile I/P and replace it with Quatech I/P on data sheets, manuals, packaging and driver software and will begin to affix a sticker to product labels or create new labels no later than December 31, 2009. QUATECH is granted a royalty-free license through December 31, 2009 to manufacture and distribute purchased products containing Socket Mobile I/P.

4. HIS3 CHIP

Right to incorporate the chip into QUATECH Products. QUATECH is granted the right to use the HIS3 chip in all QUATECH Products. The HIS3 chip may not be sold as a stand-alone chip without the express written permission of SOCKET.

Technical Support. QUATECH shall provide first level support to its customers for its serial products containing the HIS3 chip. SOCKET shall provide second level support and training services to QUATECH for the HIS3 chip Monday through Friday during SOCKET's normal business hours.

Escrow of HIS3 Engineering specification documentation. SOCKET shall arrange to place and keep current the most recent engineering drawings and specifications for its HIS3 chip as defined in the Escrow Service Agreement to be mutually agreed between the parties. The escrow shall be established under a Master Beneficiary Three-Party Escrow Service Agreement between QUATECH, SOCKET and Iron Mountain Intellectual Property Management, Inc. , a copy of which is attached hereto as Appendix C (hereafter referred to as the "Escrow Agreement"). The Escrow Agreement shall provide for the release of the engineering drawings and specifications with a license to manufacture and sell the HIS3 chip for use in QUATECH Products in the event that SOCKET becomes insolvent or otherwise declares bankruptcy, in the event SOCKET breaches this Agreement or in the event SOCKET fails to function as a going concern or to operate in the ordinary course, each as more fully described in the Escrow Agreement.

Warranty of the HIS3 Chip. SOCKET shall warrant the HIS3 chip to perform in accordance with its specifications for a period of fifteen months from date of receipt by QUATECH in accordance with its normal warranty policy as specified in Appendix D.

Sale to Government. If QUATECH sells its QUATECH Products containing the HIS3 chip to the United States Federal Government either directly or indirectly, or through the General Services Administration ("GSA"), California Multiple Award Schedule ("CMAS"), or other government multiple award schedule contracts, SOCKET agrees to provide any representations or certifications to QUATECH or any of QUATECH'S U.S. Federal Government end-users as may be required, including but not limited to a Letter of Supply required to add the QUATECH Products to QUATECH's GSA Schedule. SOCKET agrees to furnish the HIS3 chips needed by QUATECH to fulfill any GSA, CMAS, or other government multiple award schedule contracts or similar contract obligations under any schedule contract, and to accept any government flow-down provisions, including but not limited to, the United States Government Federal Acquisition Regulations ("FARs") and its supplements, Defense FARs, or NASA FARs, whether for resale or internal use.

5. HIS3 CHIP ORDERS/RESCHEDULE RIGHTS

QUATECH shall order HIS3 chips by issuing and delivering to SOCKET written purchase orders ("Purchase Orders"). QUATECH shall order a minimum of 1,000 HIS3 chips per quarter for delivery during the six (6) quarters commencing with the quarter ending December 31, 2009. Delivery dates specified in the Purchase Orders shall be consistent with minimum lead time guidelines supplied by SOCKET from time to time, unless otherwise agreed between the parties. SOCKET shall have three (3) business days within which to either accept or reject a submitted Purchase Order and shall submit an order confirmation to QUATECH . Purchase Orders that are not rejected shall be deemed accepted by SOCKET. Subject to the Purchase Order Reschedule Table referred to below, Purchase Orders are firm and may not be cancelled after acceptance by SOCKET.

Purchase Order Reschedule Table:

  Purchase Orders for delivery dates due within 30 days shall be firm
  Purchase Orders for delivery dates due within 31 days to 60 days may be up to 50% rescheduled
  Purchase Orders for delivery dates due in greater than 60 days may be up to 100% rescheduled

No Purchase Orders may be rescheduled more than three times and for no more than six months in total from the original due date.

6. NON-BINDING FORECASTS FOR SUPPLY OF THE HIS3 CHIP

QUATECH shall provide SOCKET at least quarterly a rolling six month non-binding forecast of its requirements for the HIS3 chip to aid SOCKET in planning its manufacturing schedules and inventory levels.

7. PRICING

The purchase price for the HIS3 chip will be $19.75 per chip until a cumulative total of 75,000 chips have been purchased by QUATECH under this Agreement. QUATECH may, at its option, place an order with SOCKET for delivery of all 75,000 chips less quantities previously ordered at a price of $15.75 per chip. Delivery dates for this order must be specified within a six month period from the date of order. All HIS3 chips will be shipped FOB Socket's plant. The price of the HIS3 chip includes the cost of freight. Subsequent to the purchase by QUATECH of the initial 75,000 chips, the purchase price will be reduced to $3.75 per chip.

8. SPECIFICATIONS/CHANGES/END OF LIFE

SOCKET shall not make any modifications, improvements, alterations or changes (hereinafter collectively referred to as "Changes") to the HIS3 chips as listed in the attached Appendix A during the term of this Agreement that affect or may tend to affect form, fit, function, appearance, reliability, or interchangeability without prior notification to QUATECH in writing and only due to changes outside of the control of SOCKET such as technical obsolescence of components of the HIS3 chip. In the event Changes are required, SOCKET shall give QUATECH a minimum of three months written notification of Changes prior to proceeding and shall enable QUATECH to place a last buy order for the current HIS3 chip.

QUATECH may, at its option, request that a test be performed on any Changes to ensure the HIS3 chips as changed comply with Specifications.

9. PACKAGING

SOCKET shall be responsible to provide packaging for the HIS3 chips of the necessary quality, construction and strength to prevent damage in transit. SOCKET shall bear all costs related to packaging, and to the cartoning and packing, including drayage and palleting, if applicable.

10. TRADEMARKS, LOGOS, LABELING

During the term of this Agreement, QUATECH is hereby granted a non-exclusive license to use at its option the trademarks, service marks, trade names, product names, logos, designs, and other designations or brands (the "Marks") owned by SOCKET relating to the HIS3 chip in connection with identifying that the QUATECH Products contain an HIS3 chip from SOCKET. QUATECH shall not remove or deface any Marks appearing on the HIS3 chips or on any documentation provided by SOCKET hereunder. QUATECH may indicate its relationship to SOCKET and refer to the HIS3 chip and any marks relating thereto provided that such references are truthful and not misleading and SOCKET is designated the owner of the Marks.

QUATECH is not granted any right, title or interest in the SOCKET Marks except as provided for herein and in the Purchase Agreement, and acknowledges SOCKET's right in and to the Marks and agrees that any and all use of the Marks by QUATECH shall inure to the sole benefit of SOCKET. QUATECH agrees that it shall not take any action inconsistent with the ownership of the Marks and agrees not to challenge SOCKET's rights in or attempt to register any of the Marks or any mark confusingly similar thereto.

Nothing in this Agreement grants SOCKET any right to use, or right, title or interest in any Marks owned by QUATECH or its affiliates and subsidiaries.

11. PAYMENTS

All prices are in U.S. currency. SOCKET shall bill QUATECH at the time that HIS3 chips are shipped. Payments are due forty-five (45) days after QUATECH's receipt of invoice. In the case of deliveries made in installments, each shipment shall be paid for when delivered and invoiced without regard to the other scheduled deliveries. SOCKET shall not be required to ship additional HIS3 chip to QUATECH while undisputed payments are delinquent (all disputes by QUATECH must be in good faith).

12. REPRESENTATIONS AND WARRANTIES

SOCKET makes the following representations and warranties to QUATECH, each of which is true and correct on the date hereof and shall continue to be true and correct at all times during the term of this Agreement, and hereby covenants as follows:

(i) SOCKET has all requisite corporate power and authority to execute, deliver and perform this Agreement and any other agreements contemplated hereby and to consummate the transactions contemplated hereby.

(ii) The HIS3 chips are new and shall be free and clear of all liens and encumbrances.

(iii) The HIS3 chips will be covered by the fifteen month warranty set out in Appendix D.

(iv) The HIS3 chip are suitable for manufacture and incorporation into the QUATECH Products as contemplated by this Agreement, and fully comply with all applicable codes, standards, specifications, laws and regulations and have all required approvals, certifications and licensing (collectively "Certifications") in each region/country where the HIS3 chips have been obtained and will be sold. As appropriate, SOCKET shall provide evidence to such effect including all Certifications as required by QUATECH.

(v) All HIS3 chips meet the latest requirements of the European environmental directives 2002/95/EC on the restriction of the use of certain hazardous substances in electric and electronic equipment (RoHS) and 2002/96/EC on waste electrical and electronic equipment (WEEE). Upon request SOCKET shall certify its compliance by signing a 'Supplier Declaration of Conformity'.

(vi) The HIS3 chips and their use do not infringe upon any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party and as of the Effective Date of this Agreement, SOCKET has no knowledge of any suits or proceedings, pending or threatened, alleging any such infringement.

(vii) All documents and statements provided by SOCKET under this Agreement, including, but not limited to, the Country of Origin of the HIS3 chips, Export Control Classification Numbers ("ECCN"), Supplier Declaration of Conformity and Certificate of Insurance are true and correct and may be relied upon by QUATECH.

SOCKET warrants the HIS3 chips against defects in material and workmanship, and warrants that they will function substantially in conformance with their published specification, under normal use and service for the time periods and in accordance with the terms and conditions specified in Appendix B.

EXCEPT FOR (I) ANY BREACH OF SECTION 18 OR (II) SOCKET'S INDEMNIFICATION OBLIGATIONS IN SECTION 14, SOCKET IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING DAMAGE TO PROPERTY AND, TO THE EXTENT PERMITTED BY LAW, DAMAGES FOR PERSONAL INJURY. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Some states do not allow limitation of implied warranties, or the exclusion or limitation of incidental or consequential damages, so that the above limitations or exclusions may not apply to QUATECH . This warranty gives QUATECH specific legal rights and QUATECH may also have other rights which vary from state to state.

13. QUALITY CONTROL

SOCKET's Responsibilities for specification conformance:

SOCKET maintains a quality control system which is designed to assure that all materials and services conform to the specifications as described in the data sheets. SOCKET performs all inspections and tests required to substantiate material conformance to specifications.

SOCKET Corrective Action:

SOCKET shall take prompt action to isolate and correct conditions which result in material non-conformance to specifications.

14. INTELLECTUAL PROPERTY/PATENT INDEMNIFICATION

Indemnification by SOCKET: SOCKET will defend, indemnify and hold QUATECH, its parent, affiliates and subsidiaries and their officers, directors and employees harmless from and against any and all claims, damages, costs, expenses (including but not limited to, reasonable attorneys' fees and costs) or liabilities which may result, in whole or in part, from any warranty or product liability claim or any property damage or personal injury (including death) brought against QUATECH to the extent the claims result solely from the HIS3 chips or Software supplied by SOCKET to QUATECH hereunder, or any claim that the sale or use or distribution of the HIS3 chips or Software infringes any patent, copyright, trademark, trade secret, or other proprietary or intellectual property right of any third party (hereinafter, " Claim") brought against QUATECH and SOCKET will pay all claims, damages, costs, expenses (including but not limited to reasonable attorneys' fees and costs) or liabilities which result from any of the above, provided that SOCKET is promptly informed in writing and furnished a copy of each communication, notice, or other action relating to the above and is given the authority, information, and assistance necessary to defend or settle such Claim, provided that SOCKET may not settle any Claim without QUATECH's prior written consent, such consent not to be unreasonably withheld. QUATECH shall have the right, at its expense, but not the obligation to participate in any such Claim.

The above indemnification shall not apply to the extent awards, judgments, decrees and settlements result from modification, misuse, abuse, or misrepair of HIS3 chips or Software by or on behalf of or authorized by QUATECH or QUATECH's customer or the user of the HIS3 chips or Software or by defects in the design, manufacture, or operation of HIS3 chips or Software when such defects are attributable solely to use in conjunction with QUATECH products.

Should the HIS3 chips or Software delivered by SOCKET hereunder be adjudged infringing, or in SOCKET's opinion be likely to be adjudged infringing any Patent (defined below), then SOCKET shall, at its expense and option either (i) procure for QUATECH the right to use such HIS3 chips or Software free of any liability or infringement, or (ii) replace such HIS3 chips or Software with non-infringing substitutes or modify such HIS3 chips or Software to be non-infringing. If neither alternative (i) or (ii) can be accomplished, then SOCKET shall refund QUATECH's full purchase price and accept return of such HIS3 chips or Software.

Indemnification by QUATECH: QUATECH will defend, indemnify and hold SOCKET harmless from any patent, copyright, trademark, or other intellectual property right (hereinafter, "Patent") action brought against SOCKET to the extent that it is based solely on a claim that QUATECH Products manufactured or developed and supplied by QUATECH to its customers (excluding SOCKET products, HIS3 chips or Software) hereunder constitute an infringement of any Patent right and QUATECH will pay all damages and costs awarded against SOCKET in such action which are attributable to such claim, provided that QUATECH is promptly informed in writing and furnished a copy of each communication, notice, or other action relating to the alleged infringement and is given the authority, information, and assistance necessary to defend or settle such claim. SOCKET shall have the right, at its expense, to participate in any such claim or action.

15. LIMITATION OF LIABILITY

EXCEPT FOR (I) ANY BREACH OF SECTION 12, (II) EITHER PARTY'S INDEMNIFICATION OBLIGATIONS IN SECTION 14 OR (III) ANY BREACH OF SECTION 18, EITHER PARTY'S ENTIRE LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE, DISTRIBUTION, USE OR PERFORMANCE OF ANY PRODUCT OR ANY BREACH THEREOF SHALL BE LIMITED TO THE GREATER OF (1) THE TOTAL AMOUNT PAID BY QUATECH FOR PURCHASES OF HIS3 CHIPS DURING THE TWENTY FOUR (24) MONTH PERIOD PRECEDING THE DATE THE INITIAL CLAIM IS MADE AGAINST A PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT, OR (2) THE TOTAL VALUE OF THE HIS3 CHIPS THAT ARE THE SUBJECT OF THE CLAIM.

EXCEPT FOR (I) ANY BREACH OF SECTION 18 OR (II) EITHER PARTY'S INDEMNIFICATION OBLIGATIONS IN SECTION 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE, DATA OR PROFITS, OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE, SALE, LICENSE, DISTRIBUTION OR PERFORMANCE OF PRODUCTS OR ANY BREACH THEREOF, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16. COMPLIANCE WITH LAWS

Both Parties shall in the performance of this Agreement comply with all applicable laws, executive orders, regulations, ordinances, proclamations, demands and requisitions of national governments, or of any state or local governmental authority which may now or hereafter govern performance hereunder including laws dealing with the certification and qualification of products and with the export of products.

17. GOVERNING LAW

This Agreement and any questions concerning its validity, construction, or performance shall be governed by the laws of the State of Ohio, United States of America.

18. NON-DISCLOSURE AGREEMENT

Except as required by law, neither party will disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other party. The Mutual Non-Disclosure Agreement between SOCKET and DPAC Technologies on behalf of Quatech dated July 10, 2008 applies to and is incorporated into this Agreement.

19. FORCE MAJEURE

Neither party shall be responsible for any failures or delays under this Agreement due to causes beyond its reasonable control and without its fault or negligence, including, without limitation, civil insurrection, riot, labor or transportation strikes, fire, storm, flood, earthquake, volcanic eruption, explosion, war, embargoes, acts of God, acts of government or any agency thereof, or judicial action. Upon the giving of prompt notice of any such cause to the other party, the time of performance by the party so affected shall be extended to the extent and for the period that its performance of said obligations is prevented by such causes provided, however, that if such causes delay performance by more than ninety (90) days, either party shall have the right to terminate this Agreement without further obligation hereunder.

20. TAXES AND DUTIES

Neither party shall be responsible for taxes and duties of the other party. QUATECH shall provide to SOCKET a valid exemption certificate or other document acceptable to taxing or custom authorities.

21. ASSIGNMENT

Neither party shall assign this Agreement nor any obligations or rights hereunder without the prior written consent of the other party. Written consent will not unreasonably be withheld, delayed or conditioned.

22. RELATIONSHIP

It is expressly agreed that SOCKET and QUATECH are acting hereunder as independent contractors and under no circumstances shall any of employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other.

23. NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or else hand-delivered, addressed as follows:

To QUATECH:	QUATECH Inc. Attention: Steve Runkel, President and CEO 5875 Hudson Industrial Parkway Hudson, Ohio 44236

To SOCKET:	SOCKET Mobile, Inc. Attention: Micheal Gifford, Executive VP 39700 Eureka Drive Newark, CA 94560

24. SEVERABILITY OF PROVISIONS

In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

25. WAIVER

The failure of either party to enforce, in any one or more instances, any of the terms or conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition.

26. TERMINATION

Either party may terminate this Agreement at any time for the other party's uncured default provided that the terminating party has given to the other party thirty (30) days prior written notice of such default and its intention to terminate. After giving such notice, a party may suspend its own performance under this Agreement until such default is cured. Termination shall not constitute a party's sole remedy for default. Default shall include, but is not limited to:

a) Failure of QUATECH to pay undisputed invoices (all disputes must be in good faith) when due and this is not rectified within thirty (30) days of notice from SOCKET;

b) Insolvency - Either party may terminate this Agreement effective immediately and without liability upon written notice to the other party if the other party (i) becomes insolvent, (ii) declares bankruptcy, (iii) becomes the subject of any proceedings seeking relief, reorganization, or rearrangement under any laws relating to insolvency, (iv) makes an assignment for the benefit of creditors, or (v) commences the liquidation, dissolution, or winding up of its business.

27. ENTIRE AGREEMENT

This contract contains the entire agreement between the Parties, and no modifications or waiver of any of the provisions, or any future representation, promise, or addition shall be binding upon the parties unless agreed to in writing. All purchase orders/order acknowledgements shall be subject only to the terms and conditions of this Agreement. If any of the provisions of SOCKET's acknowledgments or other writings are in addition to or in conflict with the terms and conditions of this Agreement or are ambiguous, those additional, conflicting or ambiguous terms and conditions are expressly rejected and the terms and conditions of this Agreement shall govern.

SOCKET MOBILE, INC.	QUATECH Inc.

By: /s/ Kevin J. Mills Name: Kevin J. Mills Title: President and CEO Date: September 30, 2009	By: /s/ Steven D. Runkel Name: Steven D. Runkel Title: CEO, President Date: September 30, 2009

APPENDIX A
SOFTWARE SPECIFICATIONS

The following software programs constitute the Software for the CSA:

Socket Bluetooth BlueLab Application Code (Binary code only)

Virtual Machine Code implemented as firmware within the CSA

Configurator Utilities (Binary Code and Source Code)

Windows XP - Socket Cordless Serial Adapter Configuration Utility

ScktSdApp.exe - configuration program

Inpout32.dll - utility DLL

APPENDIX B
HIS3 CHIP DATA SHEET

FEATURES

  Supports PC Card and CompactFlash® (CF) bus interfaces
  512-byte FIFOs in enhanced mode
  Fully software compatible with industry standard 16C550 UARTs, supports Additional advanced features found in the 16C950
  Maximum baud rate 6.0 Mbps
  Readable FIFO levels
  Flexible clock prescaler can divide by any number between 1 and 31. Allows the use of 7.3728 MHz, 14.7456 MHz or 18.432 MHz crystals to achieve standard baud rates
  Detection of bad data in the receiver FIFO
  Readable out-of-band flow control status
  Automated out-of-band flow control using CTS#/RTS# and DSR#/DTR#
  Transmitter idle interrupt (shift register and FIFO empty)
  Software reset
  Arbitrary trigger levels for receiver and transmitter FIFO interrupts
  Sleep mode (low operating current)
  System clock 3 to 24 MHz
  3.3 V or 5 V operation
  80-pin TQFP package (10x10x1 mm) recommended for new designs
  Operating temperature range of -20 to +100° Celsius
  Broad host/client compatibility
  Device drivers available for Windows CE/9x/Me/2000/XP/Vista
  Production test sofware available
  Module Mode feature allows the mDP to function as 2 independent UARTs
  8 General Purpose I/O pins
  Virtual parallel UART

(Appendix B continued on next page)

APPENDIX B (Continued)
HIS3 CHIP DATA SHEET

Dual Serial Ports Interfaced to CF/PC Card Bus

The mobilityIC Dual Port or HIS3 is a single chip implementation of two serial ports interfaced to the PC Card or CF buses. A complete PC Card or CF dual serial port peripheral can be built with a mobilityIC dual port, a crystal, an EEPROM and two serial transceiver chips. Such a design offers PC Card/CF compliance, high performance, low power consumption and minimum component count. The HIS3 is designed to provide all the functions necessary for a universal receiver transmitter subsystem interface, such as for WAN cards (GPRS, CDMA, EDGE, UMTS) and GPS. The HIS3 uses a 16C550 compliant core with an expanded 512-byte deep receiver first-in-first-out (FIFO) memory and 512-byte deep transmitter FIFO memory. The deep FIFOs reduce the CPU overhead and allow higher data rates. The HIS3 contains two high performance UARTs offering data rates up to 6.0 Mbps each. The HIS3 connects directly to a serial EEPROM to store nonvolatile information which consists of the PC Card/CF tuples and initial configuration information. Attribute memory consists of a 248-byte Card Information Structure (CIS), a 16-
byte initialization area, and 15 Configuration Registers.

The HIS3 keeps power consumption to a minimum by providing features such as fully programmable clock division and sleep modes when a function is not being used. The HIS3 can operate at either 3.3 or 5 volts and does not require external regulation to operate in low or high voltage environments. Technology examples include standard or high speed serial ports, bar code scanners, high-speed radios (GPRS, CDMA, EDGE, UMTS), RFID readers, blood analyzers, etc.

The HIS3 design is extremely flexible and can be incorporated into:

  Standard serial ports
  Bar code scanners
  High-speed radios
  RFID readers
  Blood analyzers
  Other industrial applications

APPENDIX C
FORM OF ESCROW AGREEMENT
(To be attached)

APPENDIX D
Limited Hardware Warranty

Socket Mobile, Inc. warrants the HIS3 chip against defects in material and workmanship, under normal use and service, for 15 months from the date of purchase. The warranty does not extend to damage caused by a manufacturing process of soldering chips to an electronic board.

Incompatibility is not a defect covered by Socket's warranty. During the warranty period, Socket will, at its option, repair or replace defective chips at no charge.

Socket will replace or repair the product with new parts and the returned product becomes Socket's property. Socket warrants the repaired or replaced products to be free from defects in material or workmanship for ninety (90) days after the return shipping date, or for the duration of the original warranty period, whichever is greater.

This warranty does not cover the replacement of products damaged by abuse, accident, misuse or misapplication, nor as a result of service or modification other than by Socket.

SOCKET IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING DAMAGE TO PROPERTY AND, TO THE EXTENT PERMITTED BY LAW, DAMAGES FOR PERSONAL INJURY. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Some states do not allow limitation of implied warranties, or the exclusion or limitation of incidental or consequential damages, so the above limitations or exclusions may not apply to you. This warranty gives you specific legal rights, and you may also have other rights that vary from state to state. This product may contain fully tested, recycled parts, warranted as if new. For warranty information, call +1 (510) 744-2700.

PRODUCT DISPOSAL: The HIS3 chips should not be placed in municipal waste. Please check local regulations for disposal of electronic products.